Exhibit 99.1

Greatbatch, Inc. Elects Rudy A. Mazzocchi to its Board of Directors

CLARENCE, N.Y.--(BUSINESS WIRE)--December 5, 2012--Greatbatch, Inc. (the “Greatbatch”) (NYSE: GB) announced that Rudy A. Mazzocchi has been elected to its Board of Directors. Mr. Mazzocchi also will serve on the Board’s Technology Development & Innovation and Corporate Governance & Nominating Committees.

“We welcome Rudy Mazzocchi to our Board of Directors,” said Bill R. Sanford, Greatbatch’s Chairman. “He has an impressive medical industry background, and his extensive executive experience in an expanding business environment will be especially beneficial to Greatbatch.”

“I look forward to working together with Rudy and the other Greatbatch Board members to deliver increased value for our stockholders,” commented Thomas J. Hook, President & Chief Executive Officer of Greatbatch. “His knowledge and insights will make a significant contribution to our company.”

Mr. Mazzocchi brings over 25 years of experience in the medical device industry. He is currently Chief Executive Officer of ELENZA, Inc., a company developing the world’s first electronic “AutoFocal” Intraocular Lens, a position he has held since 2010. From 2008 to 2010, Mr. Mazzocchi was President & Chief Executive Officer of NovaVision, Inc., a neuro-ophthalmology device company specializing in non-invasive photic neurostimulation to restore vision. From 2006 to 2008, he served as Managing Director of Accuitive Medical Ventures, a venture capital fund established to finance and develop early and expansion stage medical device and technology companies. Mr. Mazzocchi also served as President & Chief Executive Officer of Image-Guided NEUROLOGICS from 1998 to 2005. Prior to that, he was the founding-CEO of MICROVENA Corporation, now currently known as eV3, and served in numerous management and operations roles at Cook Critical Care, an operating division of COOK, Inc..

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets.

CONTACT:
Greatbatch, Inc.
Marco F. Benedetti, 716-759-5856
Vice President Financial Planning and Analysis,
Investor Relations & Treasurer
mbenedetti@greatbatch.com